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Exhibit 99.1

CROSS REFERENCE SHEET

Information Relating to Provincial Debt	Location in 2009 British Columbia Financial and Economic Review (the "Review"(1)) included as Exhibit 99.4, or in other Exhibit to Annual Report
PROVINCE OF BRITISH COLUMBIA
General Description of the Province	Page 124
Constitutional Framework	Page 125
THE ECONOMY
Recent Economic Developments	Pages 3-14, 68-83
Economic Structure and Primary Industries	Pages 3-14, 72-74
Capital Investment	Pages 7, 76
Foreign Trade	Pages 7, 8, 77-78
Labour Market and Employment	Pages 10, 11, 75
PROVINCIAL REVENUE AND EXPENDITURE
Financial Administration and Reporting	Pages 17-41
Special Funds(2)
Summary Statements of Consolidated Revenue Fund Revenue and Expenditure	Pages 102-110
Unaudited Financial Results	Pages 17-29, 86-99
Major Sources of Revenue	Pages 18-22, 92, 93
Expense by Function	Pages 23-25, 94, 95
GOVERNMENT CORPORATIONS
Government Corporation Debt	Pages 29-31, 98, 99; Exhibit 99.3
DEBT OF THE PROVINCE
Direct and Guaranteed Debt	Pages 29-31, 98, 99; Exhibit 99.3
Financing Requirements	Exhibit 99.3
Sinking Fund Management	Exhibit 99.3
CONSOLIDATED FUNDED DEBT OF THE PUBLIC SECTOR	Exhibit 99.3
CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES	Exhibit 99.3
DETAILED FINANCIAL STATEMENTS OF THE PROVINCE
Statement of Consolidated Revenue Fund Revenue by Source	Pages 92, 93
Statement of Consolidated Revenue Fund Expense by Function	Pages 94, 95
Statement of Direct Funded and Unfunded Debt	Exhibit 99.3
Statement of Guaranteed Funded Debt	Exhibit 99.3
Statement of Non-Guaranteed Debt	Exhibit 99.3
Pension Funds	Pages 35, 36

(1)
Page numbers indicate the location of information in the Review.

(2)
At this time there are no Special Funds.

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  Exhibit 99.1
CROSS REFERENCE SHEET